UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 15, 2013

ENGlobal Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-14217	88-0322261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

654 N. Sam Houston Parkway E., Suite 400, Houston, Texas	77060-5914
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   281-878-1000

______________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2013, the Registrant entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Furmanite America, Inc. (“Furmanite”) for Furmanite to acquire the assets of the Registrant’s Gulf Coast operations, including its Beaumont, TX, Baton Rouge, LA, Lake Charles, LA, Deer Park, TX, and Freeport, TX offices, which primarily perform in-office and in-plant engineering and non-destructive testing and inspection work for downstream clients.

Furmanite will pay a purchase price of approximately $21.5 million, consisting primarily of cash at closing and a $3.5 million promissory note, with 4% interest and annual payments,  issued with a parent company guarantee, subject to certain adjustments. Consistent with the terms of the Asset Purchase Agreement, the transaction is expected to close by the end of the current third quarter of this fiscal year, subject to fulfillment of certain customary conditions.

Furmanite will offer employment to the approximately 900 employees serving the Gulf Coast operations, subject to the employees meeting customary employment requirements. Furmanite will assume the real estate leases and contracts utilized by the Gulf Coast operations, subject to the consent of the lessors and customers.

The Registrant and Furmanite have made customary representations and warranties, which will generally survive for a period of six months following the closing of the transaction.  Subject to certain limitations, the parties have rights to indemnification for breaches of representations and warranties, non-performance of their respective covenants, and third party claims. The indemnification expires after two years.

The Asset Purchase Agreement contains customary termination rights for both the Registrant and Furmanite if certain closing conditions are not met, if there is a material adverse effect on the business, or if the transaction has not closed by September 7, 2013.

In addition, the Registrant has agreed, subject to certain qualifications, that for a period of three years after the closing, it will not, directly or indirectly, compete in the non-destructive testing and inspection business; and within a specified region, it will not compete in the downstream refinery and petrochemical plant market for engineering and in-plant staffing services.  The agreement also contains reciprocal prohibitions on solicitation of the others employees.

A copy of the Asset Purchase Agreement is attached to this Current Report as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement. The exhibits and schedules to the Asset Purchase Agreement have been omitted from the attached Exhibit 2.1. The Registrant shall furnish a supplemental copy of any omitted schedule or exhibit to the Securities Exchange Commission upon request.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Number	Exhibit

2.1	Asset Purchase Agreement by and between ENGlobal U.S., Inc. and Furmanite America, Inc. dated July 15, 2013

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGlobal Corporation (Registrant)

July 18, 2013 (Date)	/s/ NATALIE S. HAIRSTON Natalie S. Hairston Chief Governance Officer, Corporate Vice President - Investor Relations, and Corporate Secretary